Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Elizabeth Scott (investors) (646) 536-7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com

Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Third Quarter 2007 Financial Results and Provides

Update on Recent Events

Highlights:

•	Reported positive results from second pivotal Phase 3 clinical study of lead product candidate, NGX-4010, in postherpetic neuralgia (PHN)

•	MAA filing for NGX-4010 accepted for review by EMEA for treatment of neuropathic pain

•	Completed enrollment in second Phase 3 clinical study for painful HIV-distal sensory polyneuropathy (HIV-DSP)

•	Appointed Bruce Peacock to the board of directors

San Mateo, Calif., (November 14, 2007) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported financial results for the third quarter ended September 30, 2007 and provided an update on recent clinical developments.

Anthony DiTonno, President and CEO, commented, “The third quarter was an exceptional period for NeurogesX and we are pleased with the progress of our clinical development program for our lead product candidate, NGX-4010. During the quarter, we reported positive results from our second successful pivotal study of NGX-4010 in postherpetic neuralgia (PHN) and received confirmation that our Marketing Authorization Application (MAA) for the product was accepted for review by the European Medicines Agency (EMEA). With enrollment completed in our ongoing study of NGX-4010 in painful HIV-distal sensory polyneuropathy (HIV-DSP), we remain on schedule to report top line data near the end of the first quarter of 2008. We are also on track for a New Drug Application (NDA) submission, anticipated in the second half of next year.”

Mr. DiTonno continued, “We also recently announced the expansion of our senior management team and board of directors, reflecting our ongoing, strategic efforts to strengthen and broaden our resources in support of the continuing development and potential commercialization of NGX-4010. We continue to evaluate the development program for NGX-4010 in painful diabetic neuropathy and we are preparing for an investigational new drug application (IND) submission for our product candidate NGX-1998 in the first half of 2008.”

Recent Developments

Positive top-line results were reported from a second successful pivotal study of NGX-4010 for the treatment of PHN. The multi-center, double-blind, controlled Phase 3 study met its pre-specified primary endpoint: the reduction in pain from baseline to study weeks 2-8 (p=0.01). Additionally, significant results were achieved for study weeks 2-12 (p<0.02), a secondary endpoint. All other secondary endpoints, including 30% and 50% responder analyses, were also met. The study evaluated 416 patients enrolled at study sites in both the United States and Canada.

The MAA submitted for NGX-4010, NeurogesX’ lead product candidate for the treatment of peripheral neuropathic pain, was accepted for review by the EMEA. Completion of the acceptance period (or validation) signified that the EMEA had begun the review of NeurogesX’ MAA. The Company’s submission is based upon existing clinical trial data, which as of the date of the filing included its first two successful Phase 3 studies, one each in PHN and HIV-DSP. The review process is being coordinated by the EMEA under the centralized procedure, which, if resulting in approval, may provide one marketing authorization for all European Union member states, as well as Iceland, Liechtenstein and Norway.

Enrollment reached completion in clinical study C119, a second Phase 3 clinical study of NGX-4010 for the treatment of painful HIV-DSP. C119 is a randomized, double-blind, controlled study that has enrolled over 480 patients at study sites in the United States, the United Kingdom, Australia and Canada.

NeurogesX expanded its board of directors and senior management team. Bruce A. Peacock, a seasoned pharmaceutical and biotechnology industry executive, joined the NeurogesX board of directors. Susan Rinne and Russell Kawahata, Ph.D, joined NeurogesX as Vice President of Regulatory Affairs and Vice President of Pharmaceutical Science, respectively.

Third Quarter 2007 Financial Results

For the quarter ended September 30, 2007, total operating expenses were approximately $9.5 million, including $0.4 million of non-cash stock-based compensation expense, compared to total operating expenses of approximately $5.9 million, including $0.4 million of non-cash stock-based compensation, in the third quarter of 2006. The increase in operating expenses on a year-over-year basis was attributable to expenses related to increased clinical study activity associated with the Phase 3 trial in painful HIV-DSP, regulatory expenses and filing fees for the MAA submission in Europe, higher general and administrative expenses due to increased infrastructure in support of NeurogesX’ growth, and higher expenses associated with being a public company and increased marketing related expenses in connection with pre-commercialization market research and other pre-launch activities.

For the third quarter of 2007, net loss was approximately $9.2 million compared to a net loss of $5.6 million in the third quarter of 2006. Net loss per share attributable to common stockholders, which includes the non-cash charges for accretion of preferred stock to redemption value, was a loss of $0.68 per share and $23.20 per share for the three months ended September 30, 2007 and 2006, respectively, based on weighted average shares of 13,429,471 and 375,015, respectively. The weighted average shares used in computing loss per share attributable to common stockholders exclude anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of NeurogesX’ initial public offering.

Cash, cash equivalents and short-term investments were $39.3 million as of September 30, 2007.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. ET (1:30 p.m. PT). The conference call dial-in numbers are 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning November 14, 2007 at 7:30 p.m. ET (4:30 p.m. PT) and ending on November 28, 2007. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 261580.

A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.neurogesx.com. A web cast replay can be accessed on the corporate web site beginning November 14, 2007, at approximately 6:00 p.m. The replay will remain available until December 14, 2007.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy. NeurogesX’ late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions that NeurogesX believes offers significant advantages over other pain therapies. Three Phase 3 clinical trials with NGX- 4010 have been completed and have met their primary endpoints, two in PHN and one in painful HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of regulatory submissions and reporting of data with respect to NGX-4010, the potential for MAA approval to apply to multiple European Union member states and the expected benefits of NeurogesX’ potential products, including its lead product candidate NGX-4010. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, past results of clinical trials may not be indicative of future clinical trials results; NeurogesX’ product candidate may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010 and the advantages of NGX-4010 over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development(1)	$7,481	$4,918	$19,667	$14,318
General and administrative(2)	1,973	983	5,042	3,458

Total operating expenses	9,454	5,901	24,709	17,776

Loss from operations	(9,454)	(5,901)	(24,709)	(17,776)
Interest income	562	229	1,229	498
Interest expense	(299)	(218)	(948)	(218)
Other income (expense), net	—	243	360	191

Net loss	(9,191)	(5,647)	(24,068)	(17,305)
Accretion of redeemable convertible preferred stock	—	(3,052)	(4,626)	(8,039)

Loss attributable to common stockholders	$(9,191)	$(8,699)	$(28,694)	$(25,344)

Net loss per common share – basic and diluted:
Loss per share attributable to common stockholders	$(0.68)	$(23.20)	$(3.86)	$(73.04)

Shares used to compute basic and diluted loss per common share attributable to common stockholders	13,429,471	375,015	7,434,588	347,010

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$210	$78	$735	$342
(2) General and administrative	179	292	685	1,530

	$389	$370	$1,420	$1,872

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$10,021	$11,908
Short term investments	29,321	1,994
Prepaid expenses and other current assets	733	659

Total current assets	40,075	14,561
Property and equipment, net	208	159
Restricted cash	240	—
Other assets	67	98

Total assets	$40,590	$14,818

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,134	$1,675
Accrued compensation	330	199
Accrued research and development	2,165	1,133
Other accrued expenses	519	990
Preferred stock warrant liability	—	7,549
Notes payable - current portion	3,741	2,437

Total current liabilities	8,889	13,983
Non-current liabilities:
Notes payable - non-current portion	4,035	6,737
Deferred rent	39	—
Accrued research and development – non-current	338	—

Total non-current liabilities	4,412	6,737

Commitments and contingencies

Redeemable convertible preferred stock	—	116,164
Stockholders’ equity (deficit):
Common stock	14	1
Additional paid-in capital	183,455	5,505
Deferred stock-based compensation	(17)	(45)
Accumulated other comprehensive income	58	—
Deficit accumulated during the development stage	(156,221)	(127,527)

Total stockholders’ equity (deficit)	27,289	(122,066)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$40,590	$14,818

(1)	Consolidated balance sheet at December 31, 2006 has been derived from audited financial statements.